Exhibit 99.5

CONSENT OF RBC CAPITAL MARKETS, LLC

BB&T Corporation

200 West Second Street

Winston-Salem, NC 27101

The Board of Directors:

We understand that BB&T Corporation (the “Company”) has determined to include our opinion letter (“Opinion”), dated February 6, 2019 to the Board of Directors of the Company in Amendment No. 3 to its Registration Statement (File No. 333-230179) on Form S-4 (the “Registration Statement”) solely because such Opinion is included in the Company’s joint proxy statement/prospectus which forms a part of the Registration Statement to be delivered to the Company’s shareholders in connection with the proposed merger involving the Company and SunTrust Banks, Inc.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex B thereto, and references thereto under the headings “Summary—Opinion of BB&T’s Financial Advisor”; “Risk Factors”; “The Merger—Background of the Merger”; “The Merger—BB&T’s Reasons for the Merger; Recommendation of BB&T’s Board of Directors”; “The Merger—Opinion of BB&T’s Financial Advisor”; and “The Merger—Certain Unaudited Prospective Financial Information” in the joint proxy statement/prospectus which form a part of the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC
RBC CAPITAL MARKETS, LLC

June 18, 2019